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                                                                      EXHIBIT 12


                             CARDINAL HEALTH, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  FOR THE FIVE YEARS AND INTERIM PERIOD ENDED
                                 JUNE 30, 1996


                                                                                                                       Six Months
                                                                                                                         Ended
                                             March 31,      March 31,      June 30,       June 30,       June 30,     December 31,
                                               1992           1993           1994           1995           1996           1996
                                           -------------  -------------  -------------  -------------  -------------  ------------
Earnings from continuing operations
 before income taxes                         66,493,000    106,243,000    146,908,000    233,635,000    202,065,000   134,469,000

Add-Fixed Charges:
 Interest Expense                            26,154,000     26,910,000     18,316,000     19,403,000     23,868,000    13,933,000
 Interest Capitalized                           163,000              0              0              0        693,000       328,000
 Amortization of Debt Offering Costs          2,272,000        267,000        220,000        302,000      1,277,000       281,000
 Interest Portion of Rent Expense             3,288,000      3,805,000      4,173,000      4,830,000      6,800,000     3,263,000
 Preferred Stock Dividend Requirement         3,212,000      3,183,000      2,186,000              0              0             0
                                           -------------  -------------  -------------  -------------  -------------  ------------
Total Fixed Charges                          35,089,000     34,165,000     24,895,000     24,535,000     32,638,000    17,805,000

Less: Interest Capitalized                     (163,000)             0              0              0       (693,000)     (328,000)
 Preferred Stock Dividend Requirement        (3,212,000)    (3,183,000)    (2,186,000)             0              0             0
                                           -------------  -------------  -------------  -------------  -------------  ------------
Earnings as Adjusted                         98,207,000    137,225,000    169,617,000    258,170,000    234,010,000   151,946,000
                                           =============  =============  =============  =============  =============  ============

Ratio of Earnings to Fixed Charges                  2.8            4.0            6.8           10.5            7.2           8.5
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